Lake Shore 8-K
Exhibit 10.3

AMENDED AND RESTATED
ONE-YEAR CHANGE OF CONTROL AGREEMENT

This Amended and Restated Change of Control Agreement (the “Agreement”) is made and entered into as of January 28, 2011 (the “Effective Date”) by and among Lake Shore Savings Bank, a federally-chartered savings bank having an office at 128 East 4th Street, Dunkirk, New York 14048 (the “Bank”), Lake Shore Bancorp, Inc., a federally-chartered corporation having an office at 128 East 4th Street, Dunkirk, New York 14048 (the “Company”) and Rachel A. Foley (the “Officer”).

INTRODUCTORY STATEMENT

The Board of Directors of the Bank (the “Board”) has concluded that it is in the best interests of the Bank, the Company and its shareholders to establish a working environment for the Officer which minimizes the personal distractions in the event of a Change of Control (as defined in this Agreement).

For these reasons, the Bank has decided to provide the Officer with this Agreement, which assures that the Officer’s compensation will be continued for a period of one (1) year if the Officer’s employment terminates after a Change of Control (the “Assurance Period”).  The Board of Directors of the Company has authorized the Company to guarantee the Bank’s obligations under this Agreement.

 This Agreement does not give the Officer the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Officer, subject to the terms and conditions provided in this Agreement.

The terms and conditions to which the Bank, the Company and the Officer have agreed are as follows.

AGREEMENT

Section 1.	Effective Date; Term; Change of Control and Pending Change of Control Defined

(a)       The term of this Agreement shall begin as of the Effective Date and shall continue for twelve (12) full calendar months thereafter, unless extended further as provided in Section 1(b) (the “Term”).

(b)       Commencing on January 28, 2012 (the “Anniversary Date”) and continuing on each Anniversary Date thereafter, the Term of this Agreement shall be extended for an additional year such that the remaining Term shall be twelve (12) months (“Renewal Term”), until such time as the Board or the Officer elects not to extend the Term of the Agreement by giving written notice to the other party at least fifteen (15) days prior to the last day of the Renewal Term, in which case the Term of this Agreement shall be fixed and shall terminate at the end of the Renewal Term.  Prior to each Anniversary Date, the disinterested members of the Board will conduct a comprehensive performance evaluation and review of the Officer for purposes of determining whether to extend this Agreement, and the results thereof will be included in the minutes of the Board’s meeting.

(c)       For all purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i)      the consummation of a reorganization, merger or consolidation of the Bank or the Company with one (1) or more other persons, other than a transaction following which:

(A)           at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Bank or the Company; and

(B)           at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Bank or the Company;

(ii)      the acquisition of all or substantially all of the assets of the Bank or the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Bank or the  Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii)                 a complete liquidation or dissolution of the Bank or the Company;

(iv)                 during any period of two consecutive years, individuals who constitute the Bank’s or the Company’s Board of Directors at the beginning of the two-year period cease  for any reason to constitute at least a majority of the Bank’s or the Company’s Board of Directors; provided, however, that for purposes of this clause (iv), each director who is nominated by the board by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period;

provided, however, that this Section 1(c)(iv) shall only apply if the Company is not majority owned by Lake Shore, MHC; or

(v)      any event which would be described in Section 1(b)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of (i) any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them or (ii) the conversion of Lake Shore, MHC to a stock form company and the issuance of additional shares of the Company or any successor thereto in connection therewith.  For purposes of this section 1(b), the term “person” shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(d)       For purposes of this Agreement, a “Pending Change of Control” shall mean: (i) the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; (ii) the commencement of a tender offer which, if successful, would result in a Change of Control; or (iii) the circulation of a proxy statement seeking proxies in opposition to management in an election contest which, if successful, would result in a Change of Control; provided, however, that the Change of Control contemplated does, in fact, occur.

Section 2.	Discharge Prior to a Change of Control

The Bank may discharge the Officer at any time prior to the occurrence of a Pending Change of Control or a Change of Control for any reason or for no reason.  In such event:

(a)       The Bank shall pay to the Officer (or, in the event of her death, her estate) her earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of her termination of employment.  This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after the date of the Officer’s termination of employment.

(b)       The Bank shall provide the benefits, if any, due to the Officer (or, in the event of her death, her estate, surviving dependents or her designated beneficiaries) under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the officers and employees of the Bank.  The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs.

The payments and benefits described in sections 2(a) and (b) shall be referred to in this Agreement as the “Standard Termination Entitlements.”

The Officer, the Company and the Bank agree that the termination benefits described in this section 2 are intended to be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals, or pursuant to Treasury Regulation Section 1.409A-1(b)(1) as non-taxable benefits.

Section 3.	Termination Due to Death

The Officer’s employment with the Bank shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of the Officer’s death.  In such event, the Bank shall pay and deliver to her estate and surviving dependents and beneficiaries, as applicable, the Standard Termination Entitlements within the timeframes contained in section 2.

The Officer, the Company and the Bank agree that the termination benefits described in this section 3 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals or pursuant to Treasury Regulation Section 1.409A-1(b)(1) as non-taxable benefits.

Section 4.	Termination Due to Disability after Change of Control or Pending Change of Control

The Bank may terminate the Officer’s employment upon a determination, by vote of a majority of the members of the Board of Directors of the Bank, acting in reliance on the written advice of a medical professional acceptable to them, that the Officer is suffering from a physical or mental impairment which, at the date of the determination, (i) has prevented the Officer from performing her assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the one (1) year period ending with the date of the determination, or (ii) is likely to result in death or prevent the Officer from performing her assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the one (1) year period beginning with the date of the determination.  In such event:

(a)       The Bank shall pay and deliver to the Officer (or in the event of her death before payment, to her estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements within the timeframes described in Section 2.

(b)       In addition to the Standard Termination Entitlements, if the Officer is terminated under this Section 4 after the occurrence of a Change of Control or a Pending Change of Control, the Bank shall continue to pay the Officer her base salary, at the annual rate in effect for her immediately prior to the termination of her employment, for a period ending on the earliest of: (i) the expiration of one hundred and eighty (180) days after the date of termination of her employment; (ii) the date on which long-term disability insurance benefits are first payable to her under any long-term disability insurance plan covering employees of the Bank (the “LTD Eligibility Date”); (iii) the date of her death; and (iv) the expiration of the Assurance Period (the “Initial Continuation Period”).  If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of her death, the Bank shall continue to pay the Officer her base salary, at an annual rate equal to sixty percent (60%) of the annual rate in effect for her immediately prior to the termination of her employment, during an additional period ending on the earliest of the LTD Eligibility Date, the date of her death and the expiration of the Assurance Period.

(c)       Notwithstanding anything in this Agreement to the contrary, in the event the Officer does not cooperate with a medical professional, as described in Section 4 of this Agreement, or if the Officer does not consent to sharing the medical professional’s findings with the Board of Directors, no disability benefit shall be paid to the Officer pursuant to this Agreement.

A termination of employment due to disability under this Section 4 shall be effected by a notice of termination given to the Officer by the Bank and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Officer.

The Officer, the Company and the Bank agree that the termination benefits described in this Section 4 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals or pursuant to Treasury Regulation Section 1.409A-1(b)(1) as non-taxable benefits.

Section 5.	Termination for Cause after Change of Control or Pending Change of Control

(a)       The Bank may immediately terminate the Officer’s employment with “Cause” during the Term of this Agreement, but a termination shall be deemed to have occurred with “Cause” only if (a) the Board and the Board of Directors of the Company, by separate majority votes of their entire membership, determine that the Officer should be discharged because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement.  A termination of employment due to Cause under this Section 5 shall be effected by notice of termination given to the Officer by the Bank or the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Officer.

(b)       If the Officer is discharged with Cause during the Term and after a Change of Control or Pending Change of Control, the Bank shall pay and provide to her (or, in the event of her death, to her estate, her surviving beneficiaries and her dependents) the Standard Termination Entitlements only, within the timeframes described in section 2.

Section 6.	Termination without Cause after Change of Control or Pending Change of Control

The Bank may terminate the Officer at any time after the occurrence of a Change of Control or Pending Change of Control, and, unless such termination constitutes a termination for Cause:

(a)       The Bank shall pay and deliver to the Officer (or in the event of her death before payment, to her estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements within the timeframes described in Section 2.

(b)       In addition to the Standard Termination Entitlements:

(i)      During the Assurance Period, the Bank shall provide for the Officer and her dependents continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance benefits on substantially the same terms and conditions (including any required premium-sharing arrangements, co-payments and deductibles) in effect for them immediately prior to the Officer’s resignation.  The coverage provided under this Section 6(b)(i) may, at the election of the Bank, be secondary to the coverage provided as part of the Standard Termination Entitlements and to any employer-paid coverage provided by a subsequent employer or through Medicare, with the result that benefits under the other coverages will offset the coverage required by this Section 6(b)(i).

(ii)      The Bank shall make a lump sum payment to the Officer (or, in the event of her death before payment, to her estate), in an amount equal to the value of the salary, bonus, short-term and long-term cash compensation that the Officer received in the calendar year preceding the calendar year in which the termination of employment with the Bank occurs to compensate the Officer for the payments the Officer would have received during the Assurance Period.  Such lump sum shall be paid in lieu of all other payments of salary, bonus, short-term and long-term cash compensation provided for under this Agreement in respect of the period following any such termination.  Such payment shall be made (without discounting for early payment) within ten (10) days following the Officer’s termination of employment.

The payments and benefits described in Section 6(b) are referred to in this Agreement as the “Additional Change of Control Entitlements.”

The Officer, the Company and the Bank agree that the termination benefits described in this Section 6 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals or pursuant to Treasury Regulation Section 1.409A-1(b)(1) as non-taxable benefits.

Section 7.                      Resignation

(a)       The Officer may resign from her employment with the Bank at any time.  A resignation under this Section 7 shall be effected by notice of resignation given by the Officer to the Bank and shall take effect on the effective date of termination specified in such notice.  The Officer’s resignation of any of the positions within the Bank or the Company to which she has been assigned shall be deemed a resignation from all such positions.

(b)       The Officer’s resignation shall be deemed to be for “Good Reason” if the effective date of resignation occurs during the Term, on or after the effective date of a Change of Control and within ninety (90) days after any of the following; provided that the Officer shall have given notice of the basis for termination for good reason to the Bank, and the Bank has not fully remedied such basis for termination within thirty (30) days after such notice is deemed given:

(i)      the failure of the Bank (whether by act or omission of the Board of Directors, or otherwise) to appoint or re-appoint or elect or re-elect the Officer to the position with Bank that she held immediately prior to the Change of Control (the “Assigned Office”);

(ii)      a material failure by the Bank, whether by amendment of the certificate of incorporation or organization, by-laws, action of the Board of Directors of the Bank or otherwise, to vest in the Officer the functions, duties, or responsibilities customarily associated with the Assigned Office; provided that the Officer shall have given notice of such failure to the Bank, and the Bank has not fully cured such failure within thirty (30) days after such notice is deemed given;

(iii)                 any reduction of the Officer’s rate of base salary in effect from time to time, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Officer’s compensation as and when due;

(iv)                 any change in the terms and conditions of any compensation or benefit program in which the Officer participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of her total compensation package; provided that the Officer shall have given notice of such material adverse effect to the Bank, and the Bank has not fully cured such material adverse effect within thirty (30) days after such notice is deemed given; provided, however, that this section 7(b)(iv) shall not apply if the change in the terms and conditions of the compensation or benefit program affects all participants in such program equally;

(v)      any material breach by the Bank of any material term, condition or covenant contained in this Agreement; provided that the Officer shall have given notice of such material adverse effect to the Bank, and the Bank has not fully cured such material adverse effect within thirty (30) days after such notice is deemed given; or

(vi)                 a change in the Officer’s principal place of employment to a place that is not the principal executive office of the Bank, or a relocation of the Bank’s principal executive office to a location that is both more than thirty-five (35) miles away from the Officer’s principal residence and more than thirty-five (35) miles away from the location of the Bank’s principal executive office on the day before the occurrence of the Change of Control.

In all other cases, a resignation by the Officer shall be deemed to be without Good Reason. In the event of resignation, the Officer shall state in her notice of resignation whether she considers her resignation to be a resignation with Good Reason, and if she does, she shall state in such notice the grounds which constitute Good Reason.  The Officer’s determination of the existence of Good Reason shall be conclusive in the absence of fraud, bad faith or manifest error.

(c)       In the event of the Officer’s resignation for any reason, the Bank shall pay and deliver the Standard Termination Entitlements within the timeframes described in Section 2.  In the event of the Officer’s resignation with Good Reason, the Bank shall also pay and deliver the Additional Change of Control Entitlements within the timeframes described in Section 6.

(d)       The Officer, the Company and the Bank agree that the termination benefits described in this Section 7 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals or pursuant to Treasury Regulation Section 1.409A-1(b)(1) as non-taxable benefits.

Section 8.                      Terms and Conditions of the Additional Change of Control Entitlements

The Bank and the Officer hereby stipulate that the damages which may be incurred by the Officer following any termination of employment are not capable of accurate measurement and that the Additional Change of Control Entitlements constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Officer’s efforts, if any, to mitigate such damages.  The Bank and the Officer further agree that the Bank may condition the payment and delivery of the Additional Change of Control Entitlements on the receipt of:  (a) the Officer’s resignation from any and all positions which she holds as an officer, director or committee member with respect to the Bank or the Company or any subsidiary or affiliate of either of them; and (b) a release of the Bank and its officers, directors, shareholders, subsidiaries and affiliates, in form and substance satisfactory to the Bank, of any liability to the Officer, whether for compensation or damages, in connection with this Agreement or her employment with the Bank and the termination of such employment except for the Standard Termination Entitlements and the Additional Change of Control Entitlements.

Section 9.	No Effect on Employee Benefit Plans or Programs

The termination of the Officer’s employment during the Assurance Period or thereafter, whether by the Bank or by the Officer, shall have no effect on the rights and obligations of the parties hereto under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Bank from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Officer to which the Bank or the Company is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

Section 10.	Successors and Assigns

This Agreement will inure to the benefit of and be binding upon the Officer, her legal representatives and testate or intestate distributees, and the Company and the Bank and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company or the Bank may be sold or otherwise transferred.  Failure of the Bank to obtain from any successor its express written assumption of the Company’s or Bank’s obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall, if such succession constitutes a Change of Control, constitute Good Reason for the Officer’s resignation on or at any time during the Term following the occurrence of such succession.

Section 11.	Notices

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one (1) such party may by written notice specify to the other party:

If to the Officer:

To the last address for the Officer contained in the records of the Company or Bank

If to the Company or the Bank:

Lake Shore Bancorp, Inc.
128 East 4th Street
Dunkirk, New York 14048

Attention:	Chairman, Compensation Committee
of the Board of Directors

Section 12.	Disputes; Arbitration

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Officer, sitting in a location selected by the Bank within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Officer pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Officer and the Bank or resolved in Officer’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Officer’s favor.

Section 13.	Severability

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 14.	Waiver

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one (1) or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 15.	Counterparts

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 16.	Governing Law

This Agreement shall be governed by the laws of the State of New York but only to the extent not superseded by federal law.

Section 17.	Headings and Construction

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 18.	Entire Agreement; Modifications

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.  No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.  Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A and shall be subject to amendment in the future, in such manner as the Company and the Bank may deem necessary or appropriate to effect such compliance; provided that any such amendment shall preserve for the Officer the benefit originally afforded pursuant to this Agreement.

Section 19.	Required Regulatory Provisions

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:

(a)       Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Officer hereunder exceed three (3) times the Officer’s average annual compensation (within the meaning of OTS Examination Handbook, Thrift Activities § 310 or any successor thereto) for the last five (5) consecutive calendar years to end prior to her termination of employment with the Bank (or for her entire period of employment with the Bank if less than five (5) calendar years).  The compensation payable to the Officer hereunder shall be further reduced (but not below zero) if such reduction would avoid the assessment of excise taxes on excess parachute payments (within the meaning of Section 280G of the Code).

(b)       Notwithstanding anything herein contained to the contrary, any payments made to the Officer by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated thereunder, including FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(c)       Notwithstanding anything herein contained to the contrary, the Bank’s Board of Directors may terminate the Officer’s employment at any time, but any termination by the Bank’s Board of Directors other than termination for Cause, shall not prejudice the Officer’s right to compensation or other benefits under this Agreement. The Officer shall have no right to receive compensation or other benefits for any period after termination for Cause.

(d)       Notwithstanding anything herein contained to the contrary, if the Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under Section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings.  If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Officer all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(e)       Notwithstanding anything herein contained to the contrary, if the Officer is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Officer shall not be affected.

(f)       Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of Section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Officer shall not be affected.

(g)       Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank:  (i) by the Director of the OTS or her designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDI Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS or her designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition.  The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Section 20.                      Guaranty

The Company hereby irrevocably and unconditionally guarantees to the Officer the payment of all amounts, and the performance of all other obligations, due from the Bank in accordance with the terms of this Agreement as and when due without any requirement of presentment, demand of payment, protest or notice of dishonor or nonpayment.

Section 21.                      Payments to Specified Employees

Notwithstanding anything in this Agreement to the contrary, to the extent required under Section 409A, no payment to be made to a specified employee (within the meaning of Section 409A) shall be made sooner than six (6) months after such termination of employment; provided, however, that to the extent such six (6)-month delay is imposed by Section 409A as a result of a Change of Control as defined in section 1(b), the payment shall be paid into a rabbi trust for the benefit of the Officer as if the six (6)-month delay was not imposed with such amounts then being distributed to the Officer as soon as permissible under Section 409A.  Notwithstanding anything in this Agreement to the contrary, an Officer’s termination of employment shall be defined to mean a “separation from service” within the meaning of Section 409A and Treas. Reg. 1.409A-1(h).

Section 22.                      Involuntary Termination Payments to Employees (Safe Harbor)

In the event a payment is made to an employee upon an involuntary termination of employment, as deemed pursuant to this Agreement, such payment will not be subject to Section 409A provided that such payment does not exceed two (2) times the lesser of (i) the sum of the Officer’s annualized compensation based on the taxable year immediately preceding the year in which termination of employment occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Officer terminates service (the “Safe Harbor Amount”).   However, if such payment exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to Section 409A.  In addition, if such Officer is considered a key employee, such payment in excess of the Safe Harbor Amount will have its timing delayed and will be subject to the six (6)-month wait-period imposed by Section 409A as provided in section 21 of this Agreement.  The Officer and the Bank agree that the termination benefits described in this section 22 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) as the safe harbor for separation pay due to involuntary separation from service.

In Witness Whereof, the Bank and the Company have caused this Agreement to be executed and the Officer has hereunto set her hand, all as of the day and year first above written.

/s/ Rachel A. Foley
Rachel A. Foley, Chief Financial Officer

Lake Shore Savings Bank
Attest:

By:	/s/ Lori Danforth	By:	/s/ David C. Mancuso
	Name: Lori Danforth		Name: David C. Mancuso
	Title: Assistant Corporate Secretary		Title: President and Chief Executive Officer

[Seal]

Lake Shore Bancorp, Inc.
Attest:

By:	/s/ Lori Danforth	By:	/s/ David C. Mancuso
	Name: Lori Danforth		Name: David C. Mancuso
	Title: Assistant Corporate Secretary		Title: President and Chief Executive Officer

[Seal]